GLOBAL AVIATION HOLDINGS INC. COMMENCES RESTRUCTURING
TO ACHIEVE INDUSTRY COMPETITIVENESS

World Airways and North American Airlines
Will Continue to Operate Without Interruption

PEACHTREE CITY, Ga. (Feb. 5, 2012) Global Aviation Holdings Inc., the parent company of World Airways, Inc., North American Airlines, Inc. and other subsidiaries, today announced that to achieve a cost and debt structure that is industry competitive and continue to provide outstanding service to its customers, it has commenced a financial restructuring through the voluntary filing of petitions to reorganize under Chapter 11 of the U.S. Bankruptcy Code in the United States District Court for the Eastern District of New York
(the Court). During the restructuring, the Company and its subsidiaries will continue to operate as normal, without interruption.

The Company's Board of Directors determined that a Chapter 11 reorganization provides the most effective and efficient means to restructure with minimal impact on the business, and is in the best interest of the Company, its stakeholders and customers. "Although the Company has worked closely with its lessors, bondholders and other creditors and constituents over the past year, which led to the reduction of certain obligations, the Company needs to complete its comprehensive restructuring due to having too large a fleet, labor costs that exceed industry standards given the current global economic environment, and the necessity to align the capital structure with the size of the Company," said Robert Binns, Chairman and Chief Executive Officer of Global.

Global has filed motions today with the Court seeking interim relief that will ensure the Company's ability to continue all of its normal operations, including the ability to provide employee wages, healthcare coverage, vacation, and other benefits without interruption; honor customer programs; and pay vendors and suppliers for post-petition goods and services. Such motions are standard and the Company anticipates receiving approval from the Court within the next several days. Vendor and supplier invoices incurred prior to the commencement of the Company's Chapter 11 case that have not been paid will be resolved through the Company's Plan of Reorganization, which requires Court approval and has yet to be submitted.

"Throughout this restructuring process, our customers, including the United States Department of Defense, can continue to depend on us to provide the same safe, high quality service they know and have come to expect from us. We are committed to working as quickly and efficiently as possible to appropriately restructure Global so that it can emerge from Chapter 11 as a strong company, well-positioned to compete effectively in the marketplace," continued Binns.

Global, through its subsidiaries World Airways and North American Airlines, is the largest provider of military transport services through the Air Mobility
Command.   World Airways was founded in 1948, and received its first government contract to provide supplemental airlift to the U.S. military in 1951 during the Korean conflict. North American, founded in 1989, also flies for the U.S. military, as well as international and domestic charter services to a broad customer base that includes major U.S. corporations, domestic and international airlines, presidential campaigns, the White House press corps, entertainers and production companies.

Globals lead counsel in connection with the restructuring is Kirkland & Ellis LLP and its financial advisor is Rothschild.